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                                                                    EXHIBIT 99

                                                         FOR IMMEDIATE RELEASE

                 PRESIDENT CASINOS, INC. ANNOUNCES SETTLEMENT
                     AGREEMENT IN BANKRUPTCY PROCEEDINGS

ST. LOUIS, MISSOURI, October 12, 2006 -- President Casinos, Inc. ("President") (OTC:PREZQ.OB) today announced that President and its subsidiary, President Riverboat Casino-Missouri, Inc. ("PRC-MO"), have entered into a Settlement Agreement with Pinnacle Entertainment, Inc. and the Official Committee of Equity Security Holders (the "Official Equity Committee") of President which resolves the dispute between the competing alternative bankruptcy reorganization plans which have been filed in PRC-MO's Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the Eastern District of Missouri. Under the Settlement Agreement, the alternative reorganization plan proposed by the Official Equity Committee will be withdrawn, and the parties will implement various amendments to the existing reorganization plan filed by PRC-MO and the purchase agreement for Pinnacle's pending purchase of PRC-MO.

Previously, PRC-MO, which conducts President's St. Louis, Missouri gaming operations, had filed a plan of reorganization designed to implement the terms of a purchase agreement pursuant to which Pinnacle would purchase the stock of PRC-MO for approximately $31.5 million. Thereafter, United States Bankruptcy Court for the Eastern District of Missouri appointed the Official Equity Committee to represent the interests of the stockholders of President. The Official Equity Committee subsequently filed its own alternative plan of reorganization which, among other things, provided that President would retain ownership of PRC-MO and its St. Louis gaming operations and the debt obligations of President and PRC-MO would be reorganized with funds from third-party lenders.

Under the Settlement Agreement, the proposed reorganization plan filed by the Official Equity Committee will be withdrawn, and the parties have agreed to continue with the consummation of the purchase of PRC-MO by Pinnacle and to support the amended reorganization plan filed by PRC-MO. Additionally, the reorganization plan previously filed by PRC-MO will be amended in various respects, including a reduction in the amount to be paid to President's bondholders under the plan by $5 million which will be permanently waived; an additional $5 million will be deferred, and will be payable from one-half of any future amounts in excess of $5 million recovered by President pursuant to certain pending litigation and tax refund claims. In addition, Pinnacle's purchase agreement for the purchase of PRC-MO will be amended to provide, among other things, that if the amended PRC-MO plan is not confirmed prior to January 1, 2007, the purchase price payable by Pinnacle for the stock of PRC-MO will be reduced by an amount equal to the adjusted EBITDA of PRC-MO during the period commencing on January 1, 2007 and ending on the date on which the amended plan is confirmed.

The Settlement Agreement is contingent upon approval of the United States Bankruptcy Court for the Eastern District of Missouri. In addition, the final sale of PRC-MO to Pinnacle is subject to confirmation of the amended PRC-MO plan and approval by the Missouri Gaming Commission.



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This press release may be deemed to contain forward-looking statements, which are subject to change. You are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, weather, permits, competition, business conditions in the gaming industry and developments in our pending bankruptcy proceedings. President undertakes no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Additional information concerning potential factors that could affect President's financial condition and results of operations is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and Quarterly Report on Form 10-Q for the quarter ended May 31, 2006.